Exhibit 99

Amendment to Bylaws of Pacific Gas and Electric Company
Effective July 1, 2007

Article II.
DIRECTORS.

1.          Number.  The Board of Directors of this Corporation shall consist of such number of directors, not less than nine (9) nor more than seventeen (17).  The exact number of directors shall be twelve (12) until changed, within the limits specified above, by an amendment to this Bylaw duly adopted by the Board of Directors or the shareholders.